NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 16, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 02, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Plan of Reorganization between Exchange Traded Concepts Trust and Capitol Series Trust, which became effective after the close on June 2, 2023, each shareholder of Hull Tactical US ETF received shares of Hull Tactical US ETF, a newly created series of Capitol Series Trust, equivalent to the value of the Target ETF shares as of the closing date of the Reorganization, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 05, 2023.